Exhibit 99.1

FOR IMMEDIATE RELEASE October 20, 2010

StanCorp Financial Group, Inc. Reports Third Quarter 2010 Earnings

PORTLAND, Ore. — October 20, 2010 — StanCorp Financial Group, Inc. (NYSE: SFG) today reported net income for the third quarter of 2010 of $46.2 million, or $0.99 per diluted share, compared to net income for the third quarter of 2009 of $59.9 million, or $1.21 per diluted share. After-tax net capital losses were $18.6 million for the third quarter of 2010, compared to after-tax net capital gains of $2.2 million for the third quarter of 2009.

Net income excluding after-tax net capital gains and losses was $1.39 per diluted share for the third quarter of 2010, compared to $1.21 per diluted share for the third quarter of 2009. Results for the third quarter of 2010 reflected comparatively favorable claims experience and higher premiums in the Insurance Services segment, higher earnings in the Asset Management segment and the effect of a 2.7 million decrease in diluted weighted-average shares outstanding. The $1.21 per diluted share for the third quarter of 2009 also excluded after-tax costs of $0.04 per diluted share for operating expense reduction initiatives (see discussion of non-GAAP financial measures below).

“We are pleased with strong core earnings in all of our businesses,” said Greg Ness, president and chief executive officer. “We had good claims experience in our Insurance Services segment and excellent results from our Asset Management segment. We will continue to focus on responsible, disciplined growth in this challenging macroeconomic environment.”

Year-to-Date

Net income for the first nine months of 2010 was $137.0 million, or $2.90 per diluted share, compared to net income of $148.9 million, or $3.03 per diluted share for the first nine months of 2009. After-tax net capital losses for the first nine months of 2010 were $31.1 million, compared to after-tax net capital losses of $18.0 million for the first nine months of 2009.

Net income excluding after-tax net capital losses for the first nine months of 2010 was $3.56 per diluted share, compared to $3.63 per diluted share for the first nine months of 2009. The decrease was primarily due to comparatively less favorable claims experience and lower premiums in the Insurance Services segment, partially offset by higher earnings in the Asset Management segment and the effect of a 1.9 million decrease in diluted weighted-average shares outstanding. The $3.63 per diluted share for the first nine months of 2009 excluded after-tax costs of $0.23 per diluted share for operating expense reduction initiatives.

Business Segments

Insurance Services

The Insurance Services segment reported income before income taxes of $94.3 million for the third quarter of 2010, compared to $84.3 million for the third quarter of 2009. The increase in income before income taxes was primarily due to favorable claims experience.

Premiums for the Insurance Services segment increased 2.5% to $514.2 million for the third quarter of 2010, compared to $501.9 million for the third quarter of 2009. Group insurance premiums for the third quarter of 2010 were $472.7 million, a 2.2% increase compared to $462.6 for the third quarter of 2009. Premiums for individual disability insurance were $41.5 million for the third quarter of 2010, compared to $39.3 million for the third quarter of 2009.

Sales for the group insurance business, reported as annualized new premiums, were $59.7 million for both the third quarters of 2010 and 2009. Sales for the first nine months of 2010 were $257.5 million, compared to $194.8 million for the same period of 2009. The increase in sales for the first nine months of 2010 compared to the first nine months of 2009 reflected continued interest in the Company’s product and service enhancements.

The benefit ratio for group insurance for the third quarter of 2010 was 75.5%, compared to 76.3% for the third quarter of 2009. For the first nine months of 2010, the benefit ratio for group insurance was 77.2%, which is within the Company’s long-term expected range. Claims experience can fluctuate widely from quarter to quarter and tends to be more stable when measured over a longer period of time.

The discount rate used for the third quarter of 2010 for newly established long term disability claim reserves was 5.00%. This represents a 25 basis point increase compared to 4.75% used for the third quarter of 2009. The discount rate remained unchanged from the second quarter of 2010, despite the low interest rate environment. The Company’s 12-month average new money investment rate remained favorable due to higher commercial mortgage loan originations. As a result, the 12-month portfolio margin for the third quarter of 2010 was 49 basis points, which was an increase from 46 basis points for the second quarter of 2010.

A sustained low interest rate environment and lower mortgage loan investments in future quarters could result in future reductions to the discount rate. A 25 basis point reduction in the discount rate has a corresponding reduction in comparable pre-tax income of approximately $2 million per quarter.

The benefit ratio for individual disability insurance was 58.1% for the third quarter of 2010, compared to 58.3% for the third quarter of 2009. Due to the relatively small size of the individual disability insurance block of business, the benefit ratio for this business is expected to fluctuate more than the benefit ratio for the group insurance business.

Asset Management

The Asset Management segment reported income before income taxes of $15.0 million for the third quarter of 2010, compared to $11.0 million for the third quarter of 2009, primarily reflecting lower operating expenses and an increase in administrative fee revenues. Improved equity market performance helped drive asset-based administrative fees higher.

Assets under administration for the Asset Management segment decreased 3.7% to $21.13 billion at September 30, 2010, compared to $21.94 billion at September 30, 2009. The benefit of improved equity market performance on the Company’s assets under administration was offset by terminations of certain large retirement plans. These plans did not meet the Company’s profit objectives. Assets under administration include retirement plans, individual fixed annuities, private client wealth management and commercial mortgage loans managed for third-party investors.

StanCorp Mortgage Investors originated $330.4 million and $98.7 million of commercial mortgage loans in the third quarters of 2010 and 2009, respectively. The increase in commercial mortgage loan originations for the third quarter of 2010 was the result of increased activity in the commercial real estate market.

Other

The Other category includes the return on capital not allocated to the product segments, holding company expenses, interest on debt, unallocated expenses including costs incurred during the 2009 operating expense reduction initiatives, net capital gains and losses related to the impairment or the disposition of the Company’s invested assets and adjustments made in consolidation.

Pre-tax net capital losses for the third quarter of 2010 were $29.6 million, compared to pre-tax net capital gains of $3.4 million for the third quarter of 2009. Net capital losses for the third quarter of 2010 were primarily related to further write-downs on properties acquired in the second quarter of 2010 from a single borrower. These write-downs resulted from the completion of independent appraisals on the properties during the quarter. Net capital gains for the third quarter of 2009 included $7.1 million in net gains on the sales of fixed maturity securities, partially offset by a $3.9 million loss related to an additional provision to the mortgage loan loss reserve.

Fixed Maturity Securities and Commercial Mortgage Loans

At September 30, 2010, the Company’s investment portfolio consisted of approximately 58% fixed maturity securities, 40% commercial mortgage loans, and 2% real estate. The overall weighted-average credit rating of the fixed maturity securities portfolio was A (Standard & Poor’s) at September 30, 2010.

At September 30, 2010, commercial mortgage loans in the Company’s investment portfolio totaled $4.47 billion on approximately 5,700 commercial mortgage loans. The estimated average loan-to-value ratio for the overall portfolio was 68%, and the average loan balance retained by the Company in the portfolio was approximately $0.8 million. Commercial mortgage loans more than 60 days delinquent were 0.42% and 0.40% of the portfolio balance at September 30, 2010 and 2009, respectively. The Company does not have any direct exposure to sub-prime, alt-A mortgages or CMBS in its investment portfolio.

Capital and Book Value

The Company’s available capital was approximately $190 million at September 30, 2010. Available capital includes capital at its insurance subsidiaries in excess of the Company’s target risk-based capital ratio (“RBC”) of 300% and cash and capital at the holding company and non-insurance subsidiaries. The Company reported available capital after subtracting an allocation for expected annual interest on debt and dividends to shareholders.

The Company’s book value per share grew 18.7% from $36.63 at September 30, 2009, to $43.49 at September 30, 2010. The Company’s book value per share excluding accumulated other comprehensive income or loss (“AOCI”) grew 9.1% from $34.52 at September 30, 2009, to $37.65 at September 30, 2010.

Share Repurchases

Diluted weighted-average shares outstanding for the third quarters of 2010 and 2009 were 46.6 million and 49.3 million, respectively. For the third quarter of 2010, the Company repurchased approximately 0.9 million shares at a total cost of $35.6 million, which resulted in a volume weighted-average price of $38.11 per share. At September 30, 2010, the Company had approximately 2.4 million shares remaining under its repurchase authorization, which expires on December 31, 2011.

Non-GAAP Financial Measures

Financial measures that exclude after-tax costs related to the 2009 operating expense reduction initiatives, after-tax net capital gains and losses, and AOCI are non-GAAP (Generally Accepted Accounting Principles in the United States) measures. To provide investors with a broader understanding of earnings, the Company provides net income per diluted share excluding after-tax costs related to the 2009 operating expense reduction initiatives and after-tax net capital gains and losses, along with the GAAP measure of net income per diluted share, because costs related to operating expense reduction initiatives occur infrequently and capital gains and losses are not likely to occur in a stable pattern.

Return on average equity excluding after-tax costs related to the 2009 operating expense reduction initiatives and after-tax net capital gains and losses from net income and AOCI from equity is furnished along with the GAAP measure of net income return on average equity because management believes providing both measures gives investors a broader understanding of return on equity. Measuring return on average equity without AOCI excludes the effect of market value fluctuations of the Company’s fixed maturity securities associated with changes in interest rates and other market data. Management believes that measuring return on average equity without AOCI is important to investors because the turnover of the Company’s portfolio of fixed maturity securities may not be such that unrealized gains and losses reflected in AOCI are ultimately realized. Furthermore, management believes exclusion of AOCI provides investors with a better measure of return.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its subsidiaries marketed as The Standard — Standard Insurance Company, The Standard Life Insurance Company of New York, Standard Retirement Services, StanCorp Mortgage Investors, StanCorp Investment Advisers, StanCorp Real Estate and StanCorp Equities — is a leading provider of financial products and services. StanCorp’s subsidiaries serve approximately 7.6 million customers nationwide as of September 30, 2010, with group and individual disability insurance, group life, AD&D, dental and vision insurance, retirement plans products and services, individual annuities and investment advice. For more information about StanCorp Financial Group, Inc., visit its Web site at www.stancorpfinancial.com.

Conference Call

StanCorp management will hold an investor and analyst conference call on October 21, 2010, at noon Eastern time (9:00 a.m. Pacific time) to review StanCorp’s third quarter 2010 results.

To listen to the live webcast of this conference call, log on to www.stancorpfinancial.com; Windows Media PlayerTM will be required to listen to the webcast. A webcast replay will be available starting approximately two hours after the original broadcast. The replay will be available through December 10, 2010.

A telephone replay of the conference call will also be available approximately two hours after the conference call by dialing (800) 642-1687 or (706) 645-9291 and entering conference identification number 99174614. The replay will be available through October 29, 2010.

Forward-Looking Information

Some of the statements contained in this earnings release, including those relating to the Company’s strategy, growth prospects and other statements that are predictive in nature, that depend on or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “seeks” and similar expressions, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are not historical facts but instead represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve uncertainties that are difficult to predict, which may include, but are not limited to, the factors discussed below. As a provider of financial products and services, the Company’s results of operations may vary significantly in response to economic trends, interest rate changes, investment performance and claims experience. Caution should be used when extrapolating historical results or conditions to future periods.

The Company’s actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements. Given these uncertainties or circumstances, readers are cautioned not to place undue reliance on such statements. The Company assumes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The following factors could cause results to differ materially from management expectations as suggested by such forward-looking statements:

•	Growth of sales, premiums and annuity deposits, cash flows, assets under administration including performance of equity investments in the separate account, gross profits and profitability.

•	Availability of capital required to support business growth and the effective utilization of capital, including the ability to achieve financing through debt or equity.

•	Changes in the Company’s liquidity needs and the liquidity of assets in its investment portfolios.

•	Integration and performance of business acquired through reinsurance or acquisition.

•	Changes in financial strength and credit ratings.

•	Changes in the regulatory environment at the state or federal level including changes in income taxes or changes in U.S. GAAP accounting principles, practices or policies.

•	Findings in litigation or other legal proceedings.

•	Intent and ability to hold investments consistent with its investment strategy.

•	Receipt of dividends from, or contributions to, its subsidiaries.

•	Adequacy of the diversification of risk by product offerings and customer industry, geography and size, including concentration of risk, especially inherent in group life products.

•	Adequacy of asset-liability management.

•	Events of terrorism, natural disasters or other catastrophic events, including losses from a disease pandemic.

•	Benefit ratios, including changes in claims incidence, severity and recovery.

•	Levels of persistency.

•	Adequacy of reserves established for future policy benefits.

•	The effect of changes in interest rates on reserves, policyholder funds, investment income and commercial mortgage loan prepayment fees.

•	Levels of employment and wage growth and the impact of rising benefit costs on employer budgets for employee benefits.

•	Competition from other insurers and financial services companies, including the ability to competitively price its products.

•	Ability of reinsurers to meet their obligations.

•	Availability, adequacy and pricing of reinsurance and catastrophe reinsurance coverage and potential charges incurred.

•	Achievement of anticipated levels of operating expenses.

•	Adequacy of diversification of risk within its fixed maturity securities portfolio by industries, issuers and maturities.

•	Adequacy of diversification of risk within its commercial mortgage loan portfolio by borrower, property type and geographic region.

•	Credit quality of the holdings in its investment portfolios.

•	The condition of the economy and expectations for interest rate changes.

•	The effect of changing levels of commercial mortgage loan prepayment fees and participation levels on cash flows.

•	Experience in delinquency rates or loss experience in its commercial mortgage loan portfolio.

•	Adequacy of commercial mortgage loan loss allowances.

•	Concentration of commercial mortgage loan assets collateralized in certain states such as California.

•	Environmental liability exposure resulting from commercial mortgage loan and real estate investments.

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Attachments

Contacts

Investor Relations and Financial Media

Jeff Hallin

(971) 321-6127

E-mail: jeff.hallin@standard.com

General Media

Bob Speltz

(971) 321-3162

E-mail: bob.speltz@standard.com

StanCorp Financial Group, Inc.

Consolidated Statements of Income and Comprehensive Income

(Dollars in millions - except share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	Unaudited		Unaudited
Revenues:
Premiums:
Insurance Services	$514.2	$501.9	$1,544.2	$1,561.0
Asset Management	18.6	18.4	29.0	30.0

Total premiums	532.8	520.3	1,573.2	1,591.0

Administrative fees:
Insurance Services	2.6	2.1	6.9	6.1
Asset Management	30.3	29.1	90.8	83.2
Other	(3.8)	(3.5)	(11.0)	(10.3)

Total administrative fees	29.1	27.7	86.7	79.0

Net investment income:
Insurance Services	84.8	84.5	252.5	252.0
Asset Management	65.9	61.9	181.2	174.5
Other	2.0	3.8	10.8	12.6

Total net investment income	152.7	150.2	444.5	439.1
Net capital losses:
Total other-than-temporary impairment losses on fixed maturity securities	(0.6)	(2.3)	(0.7)	(5.7)
All other net capital gains (losses)	(29.0)	5.7	(48.8)	(22.1)

Total net capital gains (losses)	(29.6)	3.4	(49.5)	(27.8)

Total revenues	685.0	701.6	2,054.9	2,081.3

Benefits and expenses:
Benefits to policyholders	400.9	395.7	1,207.7	1,193.0
Interest credited	44.1	40.5	116.6	110.4
Operating expenses	108.5	110.2	334.8	358.8
Commissions and bonuses	51.5	50.5	154.6	153.9
Premium taxes	8.4	8.5	26.1	25.9
Interest expense	9.7	9.7	29.2	29.4
Net increase in deferred acquisition costs, value of business acquired and intangibles	(7.7)	(3.7)	(20.6)	(14.5)

Total benefits and expenses	615.4	611.4	1,848.4	1,856.9

Income (loss) before income taxes:
Insurance Services	94.3	84.3	241.6	271.2
Asset Management	15.0	11.0	40.4	23.2
Other	(39.7)	(5.1)	(75.5)	(70.0)

Total income before income taxes	69.6	90.2	206.5	224.4
Income taxes	23.4	30.3	69.5	75.5

Net income	46.2	59.9	137.0	148.9

Other comprehensive income, net of tax:
Unrealized gains (losses) on available-for-sale securities:
Unrealized capital gains on available-for-sale securities, net	78.4	143.2	204.3	250.8
Reclassification adjustment for net capital (gains) losses included in net income, net	(1.9)	(4.6)	(7.5)	9.3
Employee benefit plans:
Prior service cost and net losses arising during the period, net	—	—	(2.5)	(3.9)
Reclassification adjustment for amortization to net periodic pension cost, net	0.9	1.0	2.7	3.7

Other comprehensive income	77.4	139.6	197.0	259.9

Comprehensive income	$123.6	$199.5	$334.0	$408.8

Net income per common share:
Basic	$0.99	$1.22	$2.91	$3.04
Diluted	0.99	1.21	2.90	3.03
Weighted-average common shares outstanding:
Basic	46,443,127	49,163,415	47,023,419	49,058,099
Diluted	46,607,410	49,325,574	47,255,157	49,138,658

StanCorp Financial Group, Inc.

Consolidated Balance Sheets

(Dollars in millions)

	September 30, 2010	December 31, 2009
	Unaudited
Assets:
Investments:
Fixed maturity securities – available-for-sale	$6,509.2	$6,167.3
Short-term investments	0.7	1.1
Commercial mortgage loans, net	4,468.0	4,284.8
Real estate, net	209.5	113.5
Policy loans	3.2	3.1

Total investments	11,190.6	10,569.8
Cash and cash equivalents	141.4	108.3
Premiums and other receivables	118.8	104.4
Accrued investment income	114.0	108.8
Amounts recoverable from reinsurers	939.6	935.0
Deferred acquisition costs, value of business acquired and intangibles, net	344.9	338.8
Goodwill, net	36.0	36.0
Property and equipment, net	116.3	127.2
Other assets	75.8	66.7
Separate account assets	4,398.7	4,174.5

Total assets	$17,476.1	$16,569.5

Liabilities and shareholders’ equity:
Liabilities:
Future policy benefits and claims	$5,463.9	$5,368.7
Other policyholder funds	4,547.7	4,337.1
Deferred tax liabilities, net	121.9	30.0
Short-term debt	2.5	2.9
Long-term debt	552.3	553.2
Other liabilities	387.5	367.7
Separate account liabilities	4,398.7	4,174.5

Total liabilities	15,474.5	14,834.1

Commitments and contingencies

Shareholders’ equity:
Preferred stock, 100,000,000 shares authorized; none issued	—	—
Common stock, no par, 300,000,000 shares authorized; 46,028,626 and 47,744,524 shares issued at September 30, 2010 and December 31, 2009, respectively	152.6	220.4
Accumulated other comprehensive income	268.4	71.4
Retained earnings	1,580.6	1,443.6

Total shareholders’ equity	2,001.6	1,735.4

Total liabilities and shareholders’ equity	$17,476.1	$16,569.5

StanCorp Financial Group, Inc.

Statistical and Operating Data at or for the Periods Indicated

(Dollars in millions – except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	Unaudited		Unaudited
Benefit ratio:
% of total revenues:
Group Insurance (including interest credited)	65.3%	65.8%	66.9%	65.3%
Individual Disability Insurance	44.0	44.2	46.7	48.5
Insurance Services segment (including interest credited)	63.3	63.9	65.0	63.7
% of total premiums:
Group Insurance (including interest credited)	75.5%	76.3%	77.2%	75.4%
Individual Disability Insurance	58.1	58.3	61.8	61.8
Insurance Services segment (including interest credited)	74.1	74.9	76.0	74.2

Reconciliation of non-GAAP financial measures:
Net income	$46.2	$59.9	$137.0	$148.9
After-tax operating expense reduction initiatives*	—	(2.1)	—	(11.4)
After-tax net capital gains (losses)	(18.6)	2.2	(31.1)	(18.0)

Net income excluding after-tax operating expense reduction initiatives* and after-tax net capital gains (losses)	$64.8	$59.8	$168.1	$178.3

Net capital gains (losses)	$(29.6)	$3.4	$(49.5)	$(27.8)
Tax (benefit) on net capital gains (losses)	(11.0)	1.2	(18.4)	(9.8)

After-tax net capital gains (losses)	$(18.6)	$2.2	$(31.1)	$(18.0)

Diluted earnings per common share:
Net income	$0.99	$1.21	$2.90	$3.03
After-tax operating expense reduction initiatives*	—	(0.04)	—	(0.23)
After-tax net capital gains (losses)	(0.40)	0.04	(0.66)	(0.37)

Net income excluding after-tax operating expense reduction initiatives* and after-tax net capital gains (losses)	$1.39	$1.21	$3.56	$3.63

Shareholders’ equity			$2,001.6	$1,801.4
Accumulated other comprehensive income			268.4	103.7

Shareholders’ equity excluding accumulated other comprehensive income			$1,733.2	$1,697.7

Net income return on average equity			9.8%	12.5%
Net income return on average equity (excluding accumulated other comprehensive income)			10.8	12.3
Net income return on average equity (excluding after-tax operating expense reduction initiatives*, after-tax net capital losses and accumulated other comprehensive income)			13.2	14.7

Statutory data - insurance subsidiaries:
Net gain from operations before federal income taxes and realized capital gains (losses)	$90.1	$88.9	$241.5	$276.4
Net gain from operations after federal income taxes and before net realized capital gains (losses)	51.2	59.1	156.9	183.3

			September 30, 2010	December 31, 2009
			Unaudited
Capital and surplus			$1,231.2	$1,243.2
Asset valuation reserve			99.2	89.7

*	Represents costs incurred in 2009 related to operating expense reduction initiatives